As filed with the Securities and Exchange Commission on September 21, 2004

Registration No. 333-118440

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ARCSOFT, INC.

(Exact name of registrant as specified in its charter)

California (prior to reincorporation) Delaware (after reincorporation)	7373	77-0370297
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

46601 Fremont Boulevard

Fremont, CA 94538

(510) 440-9901

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hui (Michael) Deng

Chief Executive Officer

ArcSoft, Inc.

46601 Fremont Boulevard

Fremont, CA 94538

(510) 440-9901

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jorge del Calvo, Esq. Davina K. Kaile, Esq. Pillsbury Winthrop LLP 2475 Hanover Street Palo Alto, California 94304-1115 (650) 233-4500	David J. Johnson, Jr., Esq. O’Melveny & Myers LLP 400 South Hope Street Los Angeles, CA 90071 (213) 430-6000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth below in Item 16(a) of Part II.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee		$5,829
National Association of Securities Dealers, Inc. filing fee		5,100
Nasdaq National Market listing fee		100,000
Blue Sky fees and expenses		10,000
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving fees		*
Registrar and Transfer Agent’s fees		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be filed by amendment

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Article VIII of the Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3(i).2 hereto) and Article 6 of the Registrant’s Amended and Restated Bylaws (Exhibit 3(ii).2 hereto) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant also intends to enter into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent allowed. The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of the Registrant, its directors and officers, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Act and affords certain rights of contribution with respect thereto.

Item 15.    Recent Sales of Unregistered Securities

From January 1, 1997, we have sold and issued the following securities:

(1) Between January 15, 1997 and June 30, 2004, the Registrant granted options to purchase an aggregate of 10,320,985 shares of common stock at exercise prices ranging from $0.12 to $2.25 per share and sold an aggregate of 910,774 shares of common stock to directors, officers, employees, former employees and consultants at prices ranging from $0.12 to $2.25 per share, for aggregate cash consideration of approximately $414,721.25.

(2) Between April 26, 1999 and June 2, 1999, the Registrant issued and sold an aggregate of 1,832,726 shares of series A preferred stock to 20 accredited investors for an aggregate of $2,016,000.

(3) Between March 22, 2000 and April 6, 2001, the Registrant issued and sold an aggregate of 3,666,666 shares of series B preferred stock to three accredited investors for an aggregate of $5,500,000, and issued warrants to purchase up to 20,000 shares of series B preferred stock to two investors at an exercise price of $1.50 per share.

(4) In November 2003, the Registrant issued warrants to purchase up to 40,000 shares of series B preferred stock to one investor at an exercise price of $1.50 per share.

(5) In April and June 2004, the Registrant issued a total of $2,800,000 in principal amount of convertible promissory notes to one accredited investor.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D or Regulation S promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3(i).1**	Amended and Restated Articles of Incorporation of the Registrant and Certificate of Correction of Amended Restated Articles of Incorporation.

3(i).2**	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates.

3(ii).1**	Bylaws of the Registrant.

3(ii).2**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates.

4.1*	Specimen Common Stock Certificate.

4.2**	Investors Rights Agreement, dated December 22, 2000, by and among the Registrant and certain stockholders of the Registrant including amendments thereto.

5.1*	Opinion of Pillsbury Winthrop LLP.

10.1**	Form of Indemnification Agreement between the Registrant and its officers and directors.

Exhibit Number	Description

10.2**	2000 Stock Option Plan and form of agreements thereunder.

10.3**	Form of 2004 Stock Incentive Plan and form of agreements thereunder.

10.4**	Form of 2004 Employee Stock Purchase Plan.

10.5**	Amended and Restated Executive Employment Agreement, dated July 1, 2002, between the Registrant and Hui (Michael) Deng, as amended.

10.6**	Executive Employment Agreement, dated November 14, 2002, between the Registrant and Todd J. Rumaner.

10.7**	Executive Employment Agreement, dated March 30, 2004, between the Registrant and Alfred V. Larrenaga.

10.8**	Standard Multi-Tenant Lease Form, dated January 7, 1998, between the Registrant and Pen Associates No. 2, LLC, a California limited liability company, and Lakehouse, LLC, a California limited liability company, including amendments thereto.

10.9**	International Garden Lease, dated September 24, 2001, between Hangzhou ArcSoft ZDQ Software Co. Ltd. and Hangzhou West Lake Estate Operating Co. including amendments thereto.

10.10†	Master Agreement by and between Zoran Corporation and the Registrant dated March 31, 2004

21.1**	List of Subsidiaries.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested for a portion of this exhibit.

(b)	Financial Statement Schedule

Not applicable.

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) It will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 21st day of September, 2004.

ARCSOFT, INC.

By	/s/ HUI DENG
Hui (Michael) Deng
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ HUI DENG Hui (Michael) Deng	President and Chief Executive Officer (Principal Executive Officer) and Director	September 21, 2004

/s/ ALFRED V. LARRENAGA Alfred V. Larrenaga	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 21, 2004

* David C. Nagel	Chairman of the Board	September 21, 2004

* Gregory K. Hinckley	Director	September 21, 2004

* Timothy C. Lin	Director	September 21, 2004

* Ronald J. Smith	Director	September 21, 2004

* /s/ ALFRED V. LARRENAGA Attorney-in-fact	Director	September 21, 2004

Exhibit Index

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3(i).1**	Amended and Restated Articles of Incorporation of the Registrant and Certificate of Correction of Amended Restated Articles of Incorporation.

3(i).2**	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates.

3(ii).1**	Bylaws of the Registrant.

3(ii).2**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates.

4.1*	Specimen Common Stock Certificate.

4.2**	Investors Rights Agreement, dated December 22, 2000, by and among the Registrant and certain stockholders of the Registrant including amendments thereto.

5.1*	Opinion of Pillsbury Winthrop LLP.

10.1**	Form of Indemnification Agreement between the Registrant and its officers and directors.

10.2**	2000 Stock Option Plan and form of agreements thereunder.

10.3**	Form of 2004 Stock Incentive Plan and form of agreements thereunder.

10.4**	Form of 2004 Employee Stock Purchase Plan.

10.5**	Amended and Restated Executive Employment Agreement, dated July 1, 2002, between the Registrant and Hui (Michael) Deng, as amended.

10.6**	Executive Employment Agreement, dated November 14, 2002, between the Registrant and Todd J. Rumaner.

10.7**	Executive Employment Agreement, dated March 30, 2004, between the Registrant and Alfred V. Larrenaga.

10.8**	Standard Multi-Tenant Lease Form, dated January 7, 1998, between the Registrant and Pen Associates No. 2, LLC, a California limited liability company, and Lakehouse, LLC, a California limited liability company, including amendments thereto.

10.9**	International Garden Lease, dated September 24, 2001, between Hangzhou ArcSoft ZDQ Software Co. Ltd. and Hangzhou West Lake Estate Operating Co. including amendments thereto.

10.10†	Master Agreement by and between Zoran Corporation and the Registrant dated March 31, 2004

21.1**	List of Subsidiaries.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (see page II-5 of this Registration Statement).

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested for a portion of this exhibit.